Exhibit 5.1

Arthur Cox LLP Ten Earlsfort Terrace Dublin 2 D02 T380

+353 1 920 1000 dublin@arthurcox.com dx: 27 dublin

Dublin Belfast London New York San Francisco

arthurcox.com

5 May 2025

Board of Directors
James Hardie Industries plc
1st Floor, Block A
One Park Place
Upper Hatch Street
Dublin 2
D02 FD79

Re:	James Hardie Industries plc (the “Company”) - Form F-4 Registration Statement

Ladies and Gentlemen:

1.	Basis of Opinion

1.1
We are acting as Irish counsel to the Company (a public company limited by shares, incorporated under the laws of Ireland registered under number 485719 and with its registered office at 1st Floor, Block A, One Park Place, Upper Hatch Street, Dublin 2 D02 FD79) in connection with its filing of a registration statement on Form F-4 (No. 333-[   ]) filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (as amended) (the “Securities Act”) on 5 May 2025 (the “Registration Statement”).

1.2
Pursuant to the Registration Statement, the Company proposes to register up to 157,057,636 new ordinary shares of €0.59 nominal value per share (the “Shares”) to be issued upon the closing of the transactions provided for in the Agreement and Plan of Merger dated 23 March 2025 by and among the Company, Juno Merger Sub Inc. and The AZEK Company Inc. (as amended from time to time, the “Merger Agreement”).

1.3
This opinion (the “Opinion”) is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date of this Opinion as currently applied by the courts of Ireland. We have made no investigations of and we express no opinion as to the laws of any other jurisdiction or their effect on this opinion. This opinion speaks only as of its date. We assume no obligation to update this Opinion at any time in the future or to advise the addressees of this Opinion of any change in law or change in interpretation of law which may occur after the date of this Opinion.

1.4	This opinion is also strictly confined to:

(a)	the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter;

(b)	the documents listed in the Schedule to this opinion (the “Documents”); and

(c)	the searches listed at 1.7 below.

1.5	We express no opinion, and make no representation or warranty, as to any matter of fact or in respect of any documents which may exist in relation to the Shares other than the Documents.

1.6	In giving this opinion, we have examined copies of the Documents sent to us by email in pdf or other electronic format.

1.7	For the purpose of giving this opinion, we have caused to be made the following searches against the Company on 2 May 2025 (together, the “Searches”):

(a)
on the file of the Company maintained by the Irish Registrar of Companies in Dublin (the “CRO”) for returns of allotments, special resolutions amending the constitution of the Company (the “Constitution”), mortgages, debentures or similar charges or notices thereof and for the appointment of any receiver, examiner or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the five years immediately preceding the date of the search; and

(c)
in the Central Office of the High Court in Dublin for (i) any petitions filed in respect of the Company; and (ii) any proceedings filed in respect of the Company in the five years immediately preceding the date of the search.

1.8	This opinion is governed by and is to be construed in accordance with the laws of Ireland as interpreted by the courts of Ireland at the date of this opinion.

2.	Opinion

Based on our review of the Documents and subject to the assumptions set out in this opinion and to any matters not disclosed to us, we are of the opinion that the Shares, to be allotted and issued by the Company upon the closing of the transactions provided for in, and in accordance with the terms of, the Merger Agreement, have been duly authorised pursuant to resolutions of the board of directors of the Company and will, upon entry of the names of the relevant allottees in the register of members of the Company as the holders of such Shares (in each case credit as fully paid) will be validly issued, fully paid or credited as fully paid and non-assessable (“non-assessable” is a phrase which, for the purposes of this Opinion, shall mean that no further sums are required to be paid by the holders thereof in connection with the allotment and issue of the Shares).

3.	Assumptions

For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Registration Statement, Merger Agreement and the Shares

3.1	that when filed with the SEC, the Registration Statement will not differ in any material respect from the latest draft that we have examined;

3.2
that the filing of the Registration Statement with the SEC has been authorised by all necessary actions under all applicable laws (other than Irish law), including applicable U.S. federal and state securities laws;

3.3
that the Shares will be issued in accordance with the resolutions of the board of directors and authorities of the shareholders of the Company upon which we have relied and in accordance with the terms of the Registration Statement and the Merger Agreement and recorded in the register of members accordingly;

3.4	that at the time of the issuance of the Shares, the merger proposal as set forth in the Registration Statement will have been approved by the stockholders of The AZEK Company Inc.;

Authenticity and bona fides

3.5
the completeness, accuracy and authenticity of all Documents submitted to us as originals or copies of originals and (in the case of copies) conformity to the originals of copy documents and the genuineness of all signatories, stamps and seals thereon;

3.6
that the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof and that such resolutions have not been amended or rescinded and are in full force and effect;

3.7
that the memorandum of association of the Company adopted by resolution of the shareholders of the Company dated and effective on 14 August 2015 and the articles of association of the Company dated and effective on 5 November 2020 constitute the current Constitution of the Company and have not been amended or superseded and there are no other terms governing the Shares other than those set out in the Constitution;

3.8
that there is, at the relevant time of the allotment and issue of the Shares, no matter affecting the authority of the directors to allot and issue the Shares, not disclosed by the Constitution or the resolutions produced to us, which would have any adverse implications in relation to the opinions expressed in this Opinion;

Accuracy of searches and warranties

3.9
the accuracy and completeness of the information disclosed in the Searches is accurate and that such information has not since the time of such search or enquiry been altered. It should be noted that the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for; and

3.10	accordingly, it is assumed that the Searches correctly reflect that:

(a)	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Registration Statement and the Merger Agreement; and

(b)	there has been no alteration in the status or condition of the Company as disclosed by the Searches.

4.	Disclosure

This Opinion is addressed to you in connection with the registration of the Shares with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement to be filed with the SEC. In giving this consent, we do not thereby admit that we are in a category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully

/s/ Arthur Cox LLP

ARTHUR COX LLP

SCHEDULE

Documents

1.	A copy of the form of the Registration Statement to be filed by the Company with the SEC on or about the date of this opinion.

2.	The Merger Agreement.

3.	A copy of the Memorandum and Articles of Association of the Company.

4.	A copy of the Certificate of Incorporation of the Company on registration as a public limited company under the Companies Act on 15 October 2012.

5.	A copy of the Certificate of Incorporation of the Company following the transfer of the Company’s registered office on 17 June 2010.

6.	Letter of Status from the CRO dated 2 May 2025.

7.	A corporate certificate of the secretary of the Company dated 5 May 2025.

8.
A copy of the resolutions of the board of directors dated 23 March 2025 regarding the approval of the Merger Agreement, the issuance of the Shares, the filing of the Registration Statement and other matters.